UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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TLC Vision Corporation
(Name of Registrant as Specified in its Charter)
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News Release	Contact:

For Immediate Release	James J. Hyland, VP Investor Relations
(636) 534-2369
Email: investor.relations@tlcvision.com
TLCVision Corporation Responds to Joffe Inaccuracies
ST. LOUIS, MO, April 14, 2008: TLCVision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, today responded to inaccuracies made in a press release filed earlier today by Dr. Stephen N. Joffe.
In response to a press release issued today by Dr. Stephen N. Joffe accusing TLCVision Corporation of refusing his request made under a provision of the New York Business Corporation Law for the Company’s shareholder list and threatening litigation, the Company notes the following matters:
1. TLCVision is a New Brunswick, Canada corporation so that access to its shareholder list is primarily a matter of Canadian law;
2. Dr. Joffe failed to mention in his press release that the Company had, in fact, already provided him with a list of its registered shareholders in accordance with Canadian law; and
3. Dr. Joffe’s press release and comments are misleading and inflammatory since if he wishes to obtain information regarding beneficial shareholders, information is readily available to him provided he complies with the procedures set out under Canadian securities laws. TLCVision also noted that in accordance with SEC rules, Dr. Joffe has the right to mail his definitive proxy materials to our shareholders or alternatively, at our option, Dr. Joffe can provide copies of those materials to TLCVision who will mail them to our shareholders on his behalf and at his expense.
The Company also noted that it previously wrote to Dr. Joffe on February 25, 2008 in response to his request for a shareholder list and made it expressly clear that he needed to comply with the procedural safeguards under Canadian securities laws to obtain a shareholder list and related information, which any interested person seeking similar information would need to adhere to.
Additional Information
All shareholders of TLCVision Corporation (TLCV) are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by management from the shareholders of TLCV for use at the 2008 annual meeting of shareholders of TLCV when they become available because they will contain important information. The definitive proxy statement and form of proxy will be mailed to shareholders of TLCV corporation and will, along with other relevant documents, be available at no charge on the SEC’s web site at http://www.sec.gov.
In addition, TLCV will provide copies of the definitive proxy statement without charge upon request. Requests for copies should be directed to investor.relations@tlcvision.com. TLCV and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of TLCV in connection with the nomination of directors. Information regarding the special interests of these directors and executive officers in the nomination of directors will be included in the proxy statement filed by TLCV in connection with the nomination.

About TLCVision
TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management, and technology access service models, extensive optometric relationships, aggressive consumer advertising and managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract and Eye Care markets. Information about vision correction surgery can be found on the TLC Laser Eye Centers website at www.lasik.com. More information about TLCVision can be found on the website at www.tlcv.com.